Exhibit 4.36

EQUITY INTEREST PLEDGE AGREEMENT

between

SHANGHAI JINPAI E-COMMERCE CO., LTD.

and

Wang Weiwei

August 31, 2015

EQUITY INTEREST PLEDGE AGREEMENT

This Equity Interest Pledge Agreement (this “Agreement”) is entered into by and among the following parties on August 31, 2015 in Shanghai, the People’s Republic of China (“PRC”).

Party A: “Pledgee” hereunder

SHANGHAI JINPAI E-COMMERCE CO., LTD.

Legal Address: Room 602, 6/F, No.38 Yinglun Road, Shanghai Pilot Free Trade Zone, Shanghai, China.

Legal Representative: Wang Weiwei

Party B: “Pledgor” hereunder

Wang Weiwei

Nationality: PRC

ID No.: ******

Domicile: ******

Party A and Party B are collectively referred to herein as the “Parties” and individually as a “Party” or “each Party”.

Whereas:

(1)	Party A is a wholly foreign-owned enterprise incorporated and validly existing under the laws of the PRC with independent legal person status;

(2)	Wang Weiwei owns 100% of the registered capital of the Shanghai Jinwu Auto Technology Consultant Co., Ltd.(the “Company”);

(3)

Party A and Party B have entered into the Exclusive Equity Option Agreement concurrently with this Agreement, which stipulates that Party B is willing to grant Party A and/or any other entity or individual designated by Party A an irrevocable and exclusive right to purchase the equity interests in the Company held by him or her, directly or indirectly, in whole or in part;

(4)

Party A and the Company have entered into an Exclusive Service Agreement concurrently with the execution of this Agreement, under which Party A shall provide the Support Services on an exclusive basis to the Company, and the Company shall pay relevant service fee to Party A.

(5)

Party A, Party B and the Company have executed the Proxy Agreement concurrently with this Agreement, specifying that Party B is willing to entrust and authorize Party A and/or any other entity or individual designated by Party A to exercise the rights as a shareholder.

(6)

To ensure the performance of any or all of Party B’s obligations under the Exclusive Equity Option Agreement and the Proxy Agreement and the Company’s Exclusive Service Agreement and the Proxy Agreement, Party B agrees to pledge all of its equity interests in the Company to Party A.

NOW, THEREFORE, in consideration of the foregoing premises, covenants and agreements, the Parties agreed as follows:

I.	Equity Interest Pledge

1.

As the security for Party B’s performance of its obligations under the Exclusive Equity Option Agreement and the Proxy Agreement and the Company’s performance of its obligations under the Exclusive Service Agreement and the Proxy Agreement, Party B agrees to pledge all of its equity interests in the Company (including all equity interests acquired by Party B now or at any time in the future, and all present and future derivative interests in connection with the equity interests in the Company, including but not limited to the provisions of Section 13 and Section 14 of Article II) to Party A (the “Pledged Equity Interest”).

2.

Party B may increase its registered capital only with the prior consent of Party A. The increased registered capital of the Company as a result of the capital increase shall be deemed as the pledged property.

3.

Party B may receive dividends on the pledged property only with the prior consent of Party A. The dividends received by Party B from the pledged property shall be deposited into the account designated by Party A, under the supervision of Party A, as the pledged property.

4.

Effectiveness of Pledge: as from the date of this Agreement and thereafter on the date of any change in the Pledged Equity Interest (including without limitation the increase of capital), Party B shall cause the Company to respectively record the equity interest pledged on the shareholder register of the Company and complete the registration formalities with the applicable Administrative Authority of Industry and Commerce (the “ AIC”) in charge of the registration of the pledge. The Pledged Equity Interest Right shall become effective on the date on which the AIC completes the registration formalities of the Pledge and issues the notice of registration of equity pledge. Party B shall cause the Company to deliver to Party A a copy of the registration notice of equity interest pledge issued by the applicable AIC authority.

II.	Representations, Warranties and Covenants of Party B

1.

Any reports, documents and information provided by Party B to Party A before, during and after the effectiveness of this Agreement concerning the Company and all issues required hereunder are true and accurate in all material aspects as of the effective date of this Agreement;

2.

As of the effective date hereof, Party B is the full legal owners of the pledged property, there is no outstanding dispute concerning the ownership of the pledged property. Party B shall have the right to dispose the pledged property or any part thereof.

3.	The pledged property can be lawfully pledged or transferred, and Party B has the full right and power to pledge it to Party A pursuant to the provisions hereunder.

4.

Except for the pledge right hereunder, Party B does not and will not, without Party A’s prior written consent, set any other pledge or encumbrance on the Equity Interest Pledge or will not set any other pledge or encumbrance on such Equity Interest.

5.	Party B shall be responsible for recording on the shareholders’ register of the Company the equity pledge arrangement under this Agreement (the “Equity Pledge”).

6.

Neither the execution nor performance of this Agreement by Party B is in violation of or conflict with any and all applicable laws, or any agreement to which such Party B is a party or which is binding on its assets, any judgment by the court, any arbitration award by the arbitration authorities, or any decision by administrative authority.

7.	Party A shall have the right to dispose of the Pledged Equity Interest in accordance with provisions in this Agreement.

8.	Without Party A’s prior written consent, Party B shall not transfer the Pledged Equity Interest hereunder.

9.

Party B shall comply with all laws and regulations applicable to the Equity Pledge, deliver to Party A any notice, order or suggestion issued or prepared by relevant authorities in connection with the Equity Pledge within five (5) days upon receipt of such notice, order or suggestion, and shall, subject to Party A’s reasonable requirements or consent, comply with such notice, order or suggestion.

10.

Upon occurrence of any litigation, arbitration or other demand, which may cause any adverse effect on the interest or the pledged property on Party B, Party A or the Company under Exclusive Equity Option Agreement, the Exclusive Service Agreement and this Agreement, Party B warrants that it will notify Party A in writing as soon as possible without delay and shall take any and all necessary measures upon reasonable request of Party A to ensure Party A’s pledge interest in the pledged property.

11.

Within the term of this Agreement, unless there is any reduction in the value of the Pledged property resulting from Party A’s intentional misconduct or gross negligence of Party A in direct causality, Party A shall not be liable, nor Party B shall have any claim in any way or make any request on Party A.

12.

Subject to the provision of Article 6 above, in the event of any possible obvious reduction in the value of the pledged property, which is sufficient to adversely affect Party A’s rights, Party A may request Party B to provide corresponding security for supplementary agreement. If Party B fails to provide the same, Party A may auction or sell off the pledged property on behalf of Party B at any time, and use the proceeds generated from auction or sale as the guarantee for the company to perform the Exclusive Service Agreement and the Proxy Agreement and Party B’s performance of the Exclusive Equity Option Agreement and the Proxy Agreement.

13.	In case of occurrence of any event that may have impact on the Pledge Right of Party A or Party B’s warranties or other obligations under this Agreement, Party B shall immediately notify Party A.

14.

Party B does not have and will not conduct any loan, guarantee, purchase or sale of material assets and any other actions which may affect Party B’s assets status without the written consent of Party A.

15.

Party B shall not do or permit to be done any act or action likely to have detrimental effect on the Pledged property or interests of Party A under the Exclusive Equity Option Agreement, the Exclusive Service Agreement, the Proxy Agreement and this Agreement.

16.	Party B shall guarantee that the pledge right of Party A hereunder will not be interfered with or damaged by Party B, its successors, representatives or any other third parties.

17.	Party B agrees that Party A shall have the right to dispose of any pledged property of Party B pursuant to the provisions herein upon the occurrence of any defaulting event.

18.	Party B shall make every effort to take such actions and execute such documents as Party A deems necessary in good faith to achieve the purpose of this Agreement.

19.	Party B hereby explicitly waives any right it may have under the PRC laws which may affect the pledge right of Party A.

20.

Party B shall guarantee compliance with and performance of all guarantees, promises, agreements, representations and conditions under this Agreement. If Party B breaches or fails to fully perform this Agreement, Party A shall have the right to lodge a claim against Party B for all losses incurred thereby.

III.	Realization of Pledge Right

1.

The Parties agree that, during the term of the pledge, in the event that the Company breaches any of its obligations under the Exclusive Service Agreement or the Proxy Agreement or Party B breaches the Exclusive Equity Option Agreement or the Proxy Agreement, causing any loss or damage or incurs any costs to Party A, Party A shall have the right to convert such Pledged Equity Interest into money or be paid in priority out of the proceeds from the conversion, auction or sale in accordance with this Agreement. Party A shall not be liable for any loss incurred by its reasonable exercise of such rights and powers.

2.

All the reasonable fees incurred by Party A in its exercise of any or all of the above rights and powers shall be borne by Party B. Party A is entitled to deduct such costs as actually incurred from the proceeds acquired in its exercise of such rights and powers.

3.

When Party A exercises the pledge right in accordance with the preceding clause, Party B shall not erect any obstacle and shall render active cooperation to ensure the successfully exercise of Party A’s pledge right.

4.	Party A shall give a written notice to Party B three (3) working days in advance when it exercises the pledge right.

5.	The proceeds acquired by Party A in its exercise of its rights and powers shall be used in the following order:

a)	to pay for any cost incurred in connection with the disposal of the pledged property and the exercise by Party A of its rights and powers (including the remuneration to its legal counsel and agents);

b)	to pay taxes and fees payable due to disposal of the pledged property; and

c)	to pay back the secured debt to Party A;

If there is any balance after the deduction of the above amounts, Party A shall return the same to Party B or any other person entitled thereto pursuant to relevant laws and regulations, or submit the same to the local notary public where Party A is domiciled (any fees incurred in relation thereto shall be borne by Party B). To the extent permitted by PRC laws, Party B shall provide the aforesaid balance to Party A or the individuals or entities designated by Party A for free.

6.

Party A shall have the right to exercise, simultaneously or otherwise, any of the default remedies it is entitled to. Party A is not obliged to exercise other default remedies before its exercise of the auction or sell-off of the pledge equity hereunder.

IV.	Transfer and Assignment of Rights and Obligations hereunder

1.	Without Party A’s prior consent, Party B shall not have the right to assign or entrust any other party to act as agent of this Agreement.

2.

At any time, Party A shall have the right to transfer its rights and obligations under this Agreement in whole or in part to any third party. Under this circumstance, the third party shall enjoy the rights and assume the obligations under the Agreement as if it were a Party hereto. Upon request by Party A, Party B shall execute relevant agreements and/or documents with respect to such transfer.

V.	Effectiveness and Term of this Agreement

1.	This Agreement shall become effective upon signature or seal by the parties.

2.

The Equity Pledge under this Agreement is a continuous security, which shall continue to be valid and binding upon Party B’s the obligations under this Agreement, Exclusive Equity Option Agreement and the Proxy Agreement and the obligations of the Company under the Exclusive Service Agreement and the Proxy Agreement have been fully settled.

VI.	Notices

Unless the addresses are changed by written notice given below, notices concerning this Agreement shall be given by personal delivery, registered mail or facsimile to the addresses set forth below. The notice shall be deemed received on the date stated on the acknowledgment of registered mail if sent by registered mail, on the date of personal delivery if sent by personal delivery or on the date shown on the transmission confirmation slip of the facsimile if sent by facsimile, provided that following facsimile the original copy shall be immediately delivered to the addresses set forth below by personal delivery or registered mail.

Party A: Shanghai Jinpai E-Commerce Co., Ltd.

Address: Room 1301, Zhihui Plaza, No. 488 Wuning South Road, Shanghai.

Postal Code: 200042

Attn: Jessica Chen

Party B:

Wang Weiwei

Address: ******

Postal Code: ******

Attn: Wang ******

VII.	Legal Application and Dispute Resolution

1.	The effectiveness, interpretation, performance of this Agreement and the dispute resolution shall be governed by the PRC laws.

2.

All disputes arising from the performance of, or in connection with, this agreement shall be settled through friendly negotiation. In case no settlement can be reached within thirty (30) days after negotiation, the dispute shall be submitted to the Shanghai sub-commission after China International Economic and Trade Arbitration Commission.

3.	The Sub-Commission shall be conducted by three arbitrators appointed in accordance with the rules of the Arbitration Commission. The arbitral award is final and binding upon any party.

VIII.	Miscellaneous

1.

Expenses relating to the execution and performance of this Agreement, including, without limitation, the legal fees relating to the Equity Pledge and other expenses, if any, shall be borne by Party B. If Party A is required by relevant PRC laws to be paid by Party A for any expenses, Party A may claim the compensation from Party B after the payment.

2.	The successors to the parties hereto shall succeed to the rights and obligations hereof as if they were signatories to this Agreement.

3.

This Agreement constitutes the entire and only agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, Agreements, understandings and communications between the Parties, either orally or in writing, relating to the subject matter hereof. Any amendment and supplement to this Agreement shall require a written agreement separately signed by the Parties hereto.

4.

This Agreement shall be read and interpreted together with the Exclusive Equity Option Agreement, the Exclusive Service Agreement and the Proxy Agreement. In the event of any discrepancy, this Agreement shall be interpreted by reference to the provisions and purposes of the Exclusive Equity Option Agreement, the Exclusive Service Agreement and the Proxy Agreement.

5.

This Agreement is independent and valid, and shall not be invalid due to the invalidity of all or part of terms of the Exclusive Equity Option Agreement, the Exclusive Service Agreement and/or the Proxy Agreement.

6.

This Agreement is made in two (2) counterparts in Chinese with the same legal effect. Each Party shall hold one counterpart. The Parties may separately enter into the extra counterparts of this Agreement if necessary.

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IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Party A: Pledgee

Shanghai Jinpai E-Commerce Co., Ltd.(Seal)

Authorized Representative: Wang Weiwei

Signature:/Wang Weiwei/

Party B: Pledgor

Wang Weiwei

Signature:/Wang Weiwei/